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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tax Reduction Investment Plan of Genentech, Inc. of our reports (a) dated January 17, 1996, with respect to the consolidated financial statements of Genentech, Inc. incorporated by reference in its Annual Report (Form 10-K) and the related financial statement schedule included therein and
(b) dated June 5, 1996, with respect to the financial statements and supplemental schedules of the Genentech, Inc. Tax Reduction Investment Plan included in Plan's Annual Report (Form 11-K), both for the year ended
December 31, 1995, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
July 11, 1996